Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Skyworks Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.25 par value per share	Other	4,900,000 (2)	$91.15 (3)	$446,635,000 (3)	0.00014760	$65,924
Total Offering Amounts					$446,635,000		$65,924
Total Fee Offsets							—
Net Fee Due							$65,924

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Consists of (i) 3,000,000 shares issuable under the Second Amended and Restated 2015 Long-Term Incentive Plan, (ii) 1,500,000 shares issuable under the 2002 Employee Stock Purchase Plan, as Amended; and (iii) 400,000 shares issuable under the Non-Qualified Employee Stock Purchase Plan, as Amended.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of the average of the high and low prices of the registrant’s common stock on the Nasdaq Global Select Market on June 7, 2024, in accordance with Rule 457(c) under the Securities Act.